Exhibit 3.4
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TXO ENERGY GP, LLC
A Delaware Limited Liability Company
Dated as of
January 31, 2023

TABLE OF CONTENTS
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FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TXO ENERGY GP, LLC
This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TXO Energy GP, LLC (the “Company”), dated as of January 31, 2023, is adopted, executed and agreed to by MorningStar Oil & Gas, LLC, as the sole member of the Company (in such capacity, the “Sole Member”).
RECITALS:
WHEREAS, the Company was formed as a Delaware limited liability company on November 9, 2022;
WHEREAS, the Sole Member executed the Limited Liability Company Agreement of the Company, dated as of November 9, 2022 (the “Original Agreement”); and
WHEREAS, the Sole Member deems it advisable to amend and restate the Original Agreement in its entirety as set forth herein.
NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member hereby amends and restates the Original Agreement in its entirety as follows:
Article I.
DEFINITIONS
Section 1.1Definitions.
(a)As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the introductory paragraph, as the same may be amended, modified, supplemented or restated from time to time.
“Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any national securities exchange or trading market recognized by the Commission on which securities issued by the Partnership are listed or quoted.
“Audit Committee” is defined in Section 6.10(b).

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.
“Board” is defined in Section 6.1(c).
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
“Capital Contribution” means the amount of cash and cash equivalents and the net agreed value of any property (other than cash and cash equivalents) contributed to the Company.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” is defined in the Partnership Agreement.
“Company” is defined in the introductory paragraph.
“Conflicts Committee” is defined in the Partnership Agreement.
“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.
“Delaware Certificate” is defined in Section 2.1.
“Director” or “Directors” means a member or members of the Board.
“Dissolution Event” is defined in Section 11.1(a).
“General Partner Interest” is defined in the Partnership Agreement.
“Governmental Authority” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or the Sole Member.
“GP-Related Business” is defined in Section 6.1(c).
“Group Member” is defined in the Partnership Agreement.

“Group Member Agreement” is defined in the Partnership Agreement.
“Indemnitee” means any of (a) the Sole Member, (b) any Person who is or was an Affiliate of the Company (other than any Group Member), (c) any Person who is or was a manager, member, partner, director (including any Director), officer, fiduciary or trustee of the Company or any Affiliate of the Company (other than any Group Member), (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a manager, member, partner, director, officer, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.
“Joint Venture” is defined in the Partnership Agreement.
“Joint Venture Agreement” is defined in the Partnership Agreement.
“Limited Partner” and “Limited Partners” are defined in the Partnership Agreement.
“Membership Interest” means the Sole Member’s limited liability company interests in the Company, including its share of the income, gain, loss, deductions and credits of, and the right to receive distributions from, the Company.
“Merger Agreement” is defined in Section 12.1.
“Notices” is defined in Section 13.2.
“Officers” is defined in Section 7.1(b).
“Original Agreement” is defined in the Recitals.
“Partnership” means TXO Energy Partners, L.P., a Delaware limited partnership.
“Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, to be dated as of even date herewith, as it may be further amended, supplemented or restated from time to time.
“Partnership Group” is defined in the Partnership Agreement.
“Partnership Interests” is defined in the Partnership Agreement.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.
“Plan of Conversion” is defined in Section 12.1.
“Sole Member” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Subsidiary” is defined in the Partnership Agreement.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
(b)Other terms defined herein have the meanings so given them.
Section 1.2Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Article II.
ORGANIZATION
Section 1.1Formation. The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (as amended, the “Delaware Certificate”) on November 9, 2022 with the Secretary of State of the State of Delaware under and pursuant to the Act and by the entering into of the Original Agreement.
Section 1.2Name. The name of the Company is “TXO Energy GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board or the Sole Member may select.
Section 1.3Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Sole Member may designate in the manner provided by Applicable Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Delaware Certificate or such other Person or Persons as the Sole Member may designate in the manner provided by Applicable Law. The principal office of the Company in the United States shall be at such a place as the Sole Member may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Sole Member may designate.
Section 1.4Purposes and Powers. The purpose of the Company is to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other Applicable Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.
Section 1.5Term. The term of the Company commenced upon the filing of the Delaware Certificate on November 9, 2022 in accordance with the Act and shall continue until the dissolution of the Company in accordance with the provisions of Article XI. The existence of the Company as a separate legal entity shall continue until the cancellation of the Delaware Certificate as provided in the Act.
Article III.
MEMBERSHIP
Section 1.1Liability. Except as otherwise provided by the Act, the Sole Member shall not be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company. The Company and the Sole Member agree that the rights, duties and obligations of the Sole Member in its capacity as a member of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Sole Member agrees that, to the fullest extent permitted by Applicable Law, the existence of any rights of the Sole Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Sole Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of the Sole Member.
Section 1.2Voting. Unless otherwise delegated to the Board by this Agreement, the Sole Member shall possess the entire voting interest in all matters relating to the Company, including matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.
Article IV.
CAPITAL CONTRIBUTIONS
Section 1.1Initial Capital Contributions. In connection with the formation of the Company, the Sole Member made a Capital Contribution of $1,000 in exchange for all of the Membership Interests.
Section 1.2Additional Capital Contributions. The Sole Member shall not be obligated to make additional Capital Contributions to the Company.
Section 1.3Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article IV shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Act.
Article V.
DISTRIBUTIONS
Section 1.1Distributions. Distributions by the Company of cash or other property shall be made to the Sole Member at such time as the Sole Member deems appropriate.
Section 1.2Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Sole Member on account of its interest in the Company if such distribution would violate the Act or other Applicable Law.
Article VI.
MANAGEMENT
Section 1.1Management by Board of Directors.

(a)The management of the Company is fully reserved to the Sole Member. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company.
(b)The Sole Member shall have the power and authority to delegate to one or more other persons the Sole Member’s rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of the Sole Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.
(c)Except to the extent specifically reserved to the Sole Member hereunder, the Sole Member hereby delegates to the Board of Directors of the Company (the “Board”), to the fullest extent permitted under this Agreement and Delaware law, all power and authority related to the Company’s management and control of the business and affairs of the Partnership Group (the “GP-Related Business”).
Section 1.2Number; Qualification; Tenure.
(a)The number of Directors constituting the Board shall be fixed from time to time by the Sole Member. Each Director shall be appointed by the Sole Member and shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director.
(b)The Directors of the Company in office at the date of this Agreement are set forth on Exhibit A hereto.
Section 1.3Regular Meetings. Regular meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.
Section 1.4Special Meetings. A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.
Section 1.5Notice. Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.
Section 1.6Action by Consent of Board. To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as a majority of the members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 1.7Telephone Conference Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of telephone or video conference or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 1.8Quorum and Action. A majority of all Directors, present in person or participating in accordance with Section 6.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board shall require the affirmative vote of at least a majority of the Directors at any meeting at which a quorum is present.
Section 1.9Vacancies; Increases in the Number of Directors. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the appointment of individuals approved by the Sole Member. Any Director so appointed shall hold office until the next annual election and until his successor shall be duly appointed and qualified, unless sooner replaced.
Section 1.10Committees.
(a)The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by Applicable Law.
(b)The Board shall have an audit committee (the “Audit Committee”) composed of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed, subject to the applicable phase-in provisions of such exchange. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.
(c)The Board may, from time to time, establish a Conflicts Committee. The Conflicts Committee shall be composed of two or more Directors, each of which will be Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board, any Director, the Sole Member, any Officer or any other Person to the Company or the Sole Member or any other Person bound by this Agreement.
(d)A majority of any committee, present in person or participating in accordance with Section 6.7, shall constitute a quorum for the transaction of business of such committee. Except as otherwise permitted by Section 6.6 or required by Applicable Law or the Partnership Agreement, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(e)A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to, and may be waived by, each member of the committee in the manner provided for in Section 6.5. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 1.11Removal. Any Director or the entire Board may be removed at any time, with or without cause, by the Sole Member.
Section 1.12Compensation of Directors. Unless otherwise restricted by the Act or other Applicable Law, the Board shall have the authority to fix the compensation of the Directors; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. Subject to the immediately preceding sentence, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary or other compensation as a Director. Members of special or standing Board committees may also be paid their expenses, if any, and an additional sum, salary or other compensation for attending Board committee meetings.
Section 1.13Responsibility and Authority of the Board; Director Standards of Conduct.
(a)General. In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company with respect to the GP-Related Business and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, any Joint Venture Agreement, any Group Member Agreement, the Act or Applicable Law. Notwithstanding any duty (including fiduciary duties) otherwise existing at law or in equity, any matter approved by the Board or any committee thereof in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, shall not be deemed to be a breach of any duties owed by the Board, any Director, the Sole Member, any Officer or any other Person to the Company or the Sole Member or any other Person bound by this Agreement.
(b)Specified Standard. Whenever the Directors (in their respective capacities as such), make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company or the Directors are required to act in accordance with a particular standard under the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, as applicable, then the Directors shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Joint Venture Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or in equity.
(c)Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Sole Member with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Sole Member’s interests in the Company. The type of extraordinary matter referred to in the prior sentence shall include, but not be limited to, the following: (i) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company, a Joint Venture or any Group Member; (ii) a merger, consolidation, recapitalization or similar transaction involving the Company, a Joint Venture, the Partnership or any material Subsidiary of the Partnership; (iii) a sale, exchange or other transfer not in the ordinary course of business of a substantial portion of the assets of the Company, a Joint Venture or any Group Member, viewed on a consolidated basis, in one or a series of related transactions; (iv) the issuance or repurchase of any equity interests in the Company or a Joint Venture, (v) a dissolution or liquidation of the Company, a Joint Venture, the Partnership or any material Subsidiary of the Partnership, and (vi) any material amendment of the governing documents of a Joint Venture or a transfer, sale or other disposition of the Partnership or any Group Member’s equity interest in a Joint Venture. An extraordinary matter will be deemed approved by the Sole Member if the Board receives a written, facsimile or electronic instruction evidencing such approval from the Sole Member. To the fullest extent permitted by Applicable Law, a Director, acting as such, shall have no duty (including any fiduciary duty), responsibility or liability to the Sole Member, the Company or any other Person bound by this Agreement with respect to any action by the Board approved by the Sole Member.
(d)Member-Managed Decisions. Notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to the management and control of the business and affairs of the Partnership Group except as may be expressly authorized and directed from time to time by the Sole Member. For illustrative purposes, the internal business and affairs of the Company where the Sole Member shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the issuance or repurchase of any equity interests in the Company, (iii) the prosecution, settlement or management of any claim made directly against the Company and not involving or relating to the Partnership Group, (iv) the decision to sell, convey, transfer or pledge any asset of the Company, (v) the decision to amend, modify or waive any rights relating to the assets of the Company, (vi) the voting of, or exercise of other rights with respect to, any Partnership Interests (other than the General Partner Interest) held by the Company or its Affiliates, and (vii) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of any Group Member for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership.
In addition, the Sole Member may delegate the authority to the Board, except as such delegation may be hereafter revoked or restricted by the Sole Member and subject to Section 6.13(c), to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion.
Section 1.14Other Business of the Sole Member, Directors and Affiliates.
(a)Existing Business Ventures. The Sole Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Sole Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper notwithstanding any duty otherwise existing at law or in equity.
(b)Business Opportunities. To the fullest extent permitted by law and notwithstanding any duty otherwise existing at law or in equity, none of the Sole Member, any Director or any of their respective Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company or the Partnership, and such Persons shall not be liable to the Company, the Sole Member or any other Person bound by this Agreement for breach of any duty (including any fiduciary duty) by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided the Sole Member, Director or any of their Affiliates do not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company or the Partnership Group to such Persons.
Section 1.15Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any Officer authorized by the Board to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. The Sole Member hereby waives, to the fullest extent permitted by Applicable Law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such Officer in connection with any such dealing. In no event shall any Person dealing with any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Officers shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.
Article VII.
OFFICERS
Section 1.1Officers.
(a)The Board shall elect one or more persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its capacity as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any individuals who are elected as officers of the Company shall serve at the pleasure of the Board and shall have such titles and the authority and duties specified in this Agreement or otherwise delegated to each of them, respectively, by the Board from time to time.
(b)The officers of the Company (collectively, the “Officers”) may consist of a Chief Executive Officer, a Chief Financial Officer, one or more Presidents or Vice Presidents, a Treasurer, a Secretary and such other officers as the Board from time to time may deem proper. The Chairman of the Board, if any, who shall not be deemed to be an Officer unless he or she has otherwise been elected as such, shall be chosen from among the Directors. All Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to Section 6.13 and the specific provisions of this Article VII. The Board may from time to time elect such other Officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company as the general partner of the Partnership. Such other Officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board, as the case may be from time to time.

Section 1.2Election and Term of Office. The Officers shall be elected from time to time by the Board. Each Officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 7.10.
Section 1.3Chairman of the Board. The Chairman of the Board shall preside, if present, at all meetings of the Board and of the Limited Partners of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time. The Directors also may elect a Vice Chairman of the Board to act in the place of the Chairman of the Board upon his or her absence or inability to act.
Section 1.4Chief Executive Officer. The Chief Executive Officer, who may also be the Chairman or Vice Chairman of the Board and/or a President, shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.
Section 1.5Chief Financial Officer. The Chief Financial Officer shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control the financial operations of the Company. The Chief Financial Officer shall perform all duties and have all powers incident to the office of Chief Financial Officer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.
Section 1.6Presidents. Any President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control the business and affairs of the Company as delegated to them by the Chief Executive Officer or as may be prescribed by the Board from time to time. They shall also perform the usual and customary duties and have the powers that pertain to such offices and may perform such other duties as are delegated to them by the Chief Executive Officer or as may be prescribed by the Board from time to time.
Section 1.7Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.
Section 1.8Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or a President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company. The Treasurer shall perform the usual and customary duties and have the powers that pertain to such office and exercise such other powers and perform such other duties as are delegated to him by the Chief Executive Officer or a President or as may be prescribed by the Board from time to time.
Section 1.9Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board and the committees of the Board. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Applicable Law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or a President or as may be prescribed by the Board from time to time.
Section 1.10Removal. Any Officer elected, or agent appointed, by the Board may be removed, with or without cause, by the affirmative vote of a majority of the Board. No Officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
Section 1.11Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.
Section 1.12Responsibility and Authority of Officers; Officer Standards of Conduct.
(a)General. The Officers may exercise only such powers of the Company and do such acts and things as are expressly authorized or delegated by this Agreement, the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement or by the Board. Notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, any action or omission taken or omitted by an Officer with respect to a matter approved by the Board in accordance with the provisions, and subject to the limitations, of this Agreement, the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, shall not be deemed to be a breach of any duties owed by any Officer to the Company or the Sole Member or any other Person bound by this Agreement.
(b)Specified Standard. Whenever the Officers (in their capacities as such) make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company is required to act in accordance with a particular standard under the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, as applicable, then the Officers shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Joint Venture Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or in equity.
(c)Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
(d)Compensation. The Officers shall receive such compensation for their services as may be designated by the Board or any committee thereof established for the purpose of setting compensation.

Article VIII.
INDEMNITY AND LIMITATION OF LIABILITY
Section 1.1Indemnification.
(a)To the fullest extent permitted by Applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 8.1 shall be made only out of the assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(b)To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 8.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 8.1, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 8.1.
(c)The indemnification provided by this Section 8.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)For purposes of this Section 8.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of this Section 8.1; and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(f)In no event may an Indemnitee subject the Sole Member to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)The provisions of this Section 8.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)Any amendment, modification or repeal of this Section 8.1 or any provision hereof shall be prospective only and shall not in any way terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 8.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(j)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 8.1(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 8.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
(k)Notwithstanding anything to the contrary in this Article VIII, to the maximum extent permitted by applicable law, to the extent that an Indemnitee is also entitled to be indemnified by, or receive advancement of expenses from, the Partnership or any other member of the Partnership Group (an “Other Indemnitor”), with regards to any such liabilities and expenses, it is intended that (a) such Other Indemnitor shall be the indemnitor of first resort (i.e., its obligations to such Indemnitee are primary and any obligation of the Company (or any Affiliate thereof other than such Other Indemnitor) to provide indemnification or advancement for the same liabilities and damages incurred by such Indemnitee are secondary); (b) the Company's obligation, if any, to indemnify or advance expenses to any Indemnitee shall be reduced by any amount such Indemnitee may collect as indemnification or advancement from such Other Indemnitor; and (c) if the Company (or any Affiliate thereof other than an Other Indemnitor) pays or causes to be paid, for any reason, any amounts that should have been paid by an Other Indemnitor, then (x) the Company (or any such Affiliate thereof other than an Other Indemnitor) shall be fully subrogated to all rights of the relevant Indemnitee with respect to such payment, and (y) each relevant Indemnitee shall assign to the Company all of the Indemnitee's rights to advancement or indemnification from or with respect to such Other Indemnitor.
Section 1.2Liability of Indemnitees.
(a)Notwithstanding anything to the contrary set forth in this Agreement, the Partnership Agreement, any Joint Venture Agreement or any Group Member Agreement, no

Indemnitee shall be liable for monetary damages to the Company, the Sole Member or any other Person bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.
(b)Subject to its obligations and duties as set forth in Article VI, the Board and any committee thereof or the Sole Member, may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board nor any committee thereof nor the Sole Member shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board or any committee thereof in good faith.
(c)Except as expressly set forth in this Agreement, none of the Sole Member or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or the Sole Member or any other Person bound by this Agreement, notwithstanding any duty otherwise existing at law or in equity, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Sole Member or any other Indemnitee otherwise existing under Applicable Law or in equity, are agreed by the Sole Member, the Company and each other Person bound by this Agreement to replace such other duties and liabilities of the Sole Member and such other Indemnitee.
(d)Any amendment, modification or repeal of this Section 8.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 8.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Article IX.
TAXES
Section 1.1Tax Classification of the Company. The Company and the Sole Member acknowledge that for U.S. federal income tax purposes, the Company will be disregarded as an entity separate from the Sole Member pursuant to Treasury Regulations Section 301.7701-3 as long as all of the Membership Interests in the Company are owned by the Sole Member.
Section 1.2Tax Returns. If the Company is required to file any U.S. federal, state or local tax return, form, report, statement or other document separate from the Sole Member, the Sole Member shall prepare and file, or shall cause to be prepared and filed, such return, form, report, statement or other document.
Article X.
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
Section 1.1Maintenance of Books.
(a)The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.

(b)The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with United States generally accepted accounting principles, consistently applied.
Section 1.2Reports. The Board shall cause to be prepared and delivered to the Sole Member such reports, forecasts, studies, budgets and other information as the Sole Member may reasonably request from time to time.
Section 1.3Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Sole Member. All withdrawals from any such depository shall be made only as authorized by the Sole Member and shall be made only by check, wire transfer, debit memorandum or other written instruction.
Article XI.
DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION
Section 1.1Dissolution.
(a)The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(i)an election to dissolve the Company by the Sole Member;
(ii)entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and
(iii)at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.
(b)No other event shall cause a dissolution of the Company.
(c)Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.
Section 1.2Winding-Up and Termination.
(a)On the occurrence of a Dissolution Event, the Sole Member shall act as, or alternatively appoint, a liquidator (which shall be the “liquidating trustee” for purposes of the Act). The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:
(i)as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
(ii)subject to the Act, the liquidator shall satisfy all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up), whether by payment or the making of adequate provision for payment and satisfaction thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)all remaining assets of the Company shall be distributed to the Sole Member.
Section 1.3Certificate of Cancellation. On completion of the winding up of the Company as provided herein and under the Act, the Sole Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing and effectiveness of such certificate of cancellation, the existence of the Company shall terminate.
Article XII.
MERGER, CONSOLIDATION OR CONVERSION
Section 1.1Authority. Subject to compliance with Section 6.13, the Company may merge or consolidate with one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general (including a limited liability partnership) or limited (including a limited liability limited partnership)) or other entity, or convert into any such entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XII, only with the prior written consent of the Sole Member.
Section 1.2Certificate of Merger, Consolidation or Conversion.
(a)Upon approval by the Sole Member of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger, consolidation or conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act and shall have such effect as provided under the Act or other Applicable Law.
(b)A merger, consolidation or conversion effected pursuant to this Article XII shall not require the Company to wind up its affairs, pay its liabilities or distribute its assets as required under Article XI of this Agreement or under the applicable provisions of the Act.
Article XIII.
GENERAL PROVISIONS
Section 1.1Offset. Whenever the Company is to pay any sum to the Sole Member, any amounts that the Sole Member owes the Company may be deducted from that sum before payment.
Section 1.2Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, facsimile or electronic mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:
To the Company:

TXO Energy GP, LLC
400 West 7th Street
Fort Worth, Texas 76102
Attn: Chief Financial Officer
E-mail: bclum@msppartners.com

To the Sole Member:
MorningStar Oil & Gas, LLC
400 West 7th Street
Fort Worth, Texas 76102
Attn:    Brent W. Clum
E-mail: bclum@msppartners.com

Section 1.3Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Sole Member relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements by the Sole Member with respect to the Company, whether oral or written.
Section 1.4Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by the Sole Member.
Section 1.5Binding Effect. This Agreement is binding on and shall inure to the benefit of the Sole Member and its respective successors and permitted assigns.
Section 1.6Governing Law; Invalidity of Provisions. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 1.7Venue. Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware). Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware) with respect to any such claim, suit, action or proceeding and, to the fullest extent permitted by law, waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery (or other state court) of the State of Delaware.
Section 1.8Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Sole Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
[Signature Page Follows]

IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date first set forth above.

SOLE MEMBER: MORNINGSTAR OIL & GAS, LLC
By:
Name:
Title:

Exhibit A
DIRECTORS

Bob R. Simpson	Chairman of the Board of Directors
Brent W. Clum	Director
Keith A. Hutton	Director
Phillip R. Kevil	Director
Rick J. Settle	Director
J. Luther King, Jr.	Director
William H. Adams III	Director